Exhibit 99(r)(1)

Fund Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The Advisor Linx Private Strategies Fund (the “Fund”) has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Fund’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Adviser, or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that, each Access Person of the Fund will conduct such activities in accordance with to the following principles:

•	To be dutiful in placing the interests of the Fund’s shareholders first and before their own;
•	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of Fund and responsibility; and
•	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to Amy E. Siefer, the Fund CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Fund;
•	make any untrue statement of a material fact to the Fund or fail to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
•	engage in any manipulative practice with respect to the Fund, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security "held or to be acquired" by the Fund.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person means Any officers, Trustees, general partner or employee of the Fund, the Adviser, (or of any entity in a control relationship to the Fund, the Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality, short-term debt instruments, including repurchase agreements; and
•	Shares issued by open-end fund (excluding open-end exchange traded fund).

Exchange Traded Fund (“ETF”) means an open-end registered investment company that is not a unit investment fund, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act (either by Rule 6c-11 or exemptive order) permitting it to issue securities that trade on the secondary market.

Fund means an investment company registered under the 1940 Act.

Independent Trustees means those Trustees of the Fund that would not be deemed an “interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Investment Personnel means (i) any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or (ii) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security held or to be acquired by the Fund means:

Any Covered Security which, within the most recent fifteen (15) days:

•	Is or has been held by the Fund; or
•	Is being or has been considered by the Fund or its Adviser for purchase by the Fund; and
•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Policies of the Fund Regarding Personal Securities Transactions

General

No Access Person of the Fund shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

1.	Restrictions on Personal Securities Transactions By Access Persons Other Than Independent Trustees and persons covered under an equivalent code of ethics of the Fund’s service provider.

No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

•	is being considered for purchase or sale by the Fund; or
•	is being purchased or sold by the Fund.

Pre-approval of Investments in IPOs and Limited Offerings

Investment Personnel must obtain approval from the Adviser’s CCO (pursuant to the terms of the Adviser’s Code of Ethics) before directly or indirectly acquiring beneficial ownership in any Covered Securities in an Initial Public Offering or in a private placement or other Limited Offering.

2.	Restrictions on Personal Securities Transactions by Independent Trustees.

The Fund recognizes that an Independent Trustee does not have on-going, day-to-day involvement with the operations of the Fund. In addition, it has been the practice of the Fund to give information about securities purchased or sold by the Fund or considered for purchase or sale by the Fund to Independent Trustees in materials circulated more than 15 days after such securities are purchased or sold by the Fund or are considered for purchase or sale by the Fund. Accordingly, the Fund believes that less stringent controls are appropriate for Independent Trustees as follows:

•	Each Independent Trustee need not make an initial or annual holdings report but shall submit the same quarterly report as required under the Reporting Requirements below, but only for a transaction in a Covered Security where The securities pre-clearance requirement contained in the section above shall only apply to a Restricted Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee should have known, that during the 15-day period immediately preceding the date of the transaction, such Covered Security is or was purchased or sold, or considered for purchase for sale by the Fund.

Reporting Requirements

The Fund CCO or designee shall monitor all personal trading activity of all Access Persons as deemed appropriate and covered by this Code. An Access Person of a Fund who is also an Access Person of a Service Provider may submit such reporting requirements via the forms prescribed by any such separate Code of Ethics (and not directly to the Fund CCO) provided that the associated forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

1.	Initial/Ongoing Disclosure of Personal Brokerage Accounts. Within ten (10) days of the commencement of employment or at the commencement of a relationship with the Fund, all Access Persons, except Independent Trustees, are required to submit to the Fund CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of any Connected Persons, and any brokerage accounts which they control or in which they or a Connected Person has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than forty-five days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Fund CCO must be notified immediately. The information required above must be provided to the Fund CCO on an annual basis. Disclosure of an account shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

•	the name of the broker, dealer or bank with whom the Access Person has established the account;

•	the date the account was established;
•	the date that the report is submitted by the Access Person.

Each of these accounts is required to furnish duplicate confirmations and statements to the Fund CCO.

2.	Holdings Report. Within ten (10) days of becoming an Access Person (and with information that is current as of a date no more than forty-five (45) days prior to the date that the person becomes an Access Person), each Access Person, except Independent Trustees, must submit (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person. This report must state the date on which it is submitted.

3.	Quarterly Transaction Reports. All Access Persons, except Independent Trustees, shall report to the Fund CCO or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date the Access Person Submits the Report.

4.	Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above isan acceptable form of a quarterly transaction report.

Review of Reports

The Fund CCO, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the Board of Trustees:

•	any transaction that appears to evidence a possible violation of this Code; and
•	apparent violations of the reporting requirements stated herein.

The Fund CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Fund CCO and the Board of Trustees shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees of the Fund.

Before the Board of Trustees of the Fund may approve the Code of Ethics, the Fund must certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Trustees at least annually.

Adopted: 7.14.2026

Advisor Linx Private Strategies Fund Code of Ethics Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it.

[For Access Persons, unless otherwise covered by the Code of Ethics of the Adviser or Distributor, if applicable] I further certify that I have disclosed or reported all personal securities transactions and holdings as required to be reported under the Code.

[For Independent Trustees] I further certify that [please check one]:

•	I have disclosed or reported on a quarterly transaction report all personal securities transactions for which I knew at the time of the transaction, or through the ordinary course of fulfilling my official duties as an Independent Trustee, should have known, that during the 15-day period immediately preceding or following the date of such transaction (or such period prescribed by applicable law) such Covered Security was purchase or sold, or was being considered for purchase of sale, by any Fund.

•	I did not make any personal securities transactions for which I knew at the time of the transaction, or in the ordinary course of fulfilling my official duties as an Independent Trustee, should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law) such Covered Security was purchased or sold, or was being considered for purchase or sale, by any Fund.

Printed Name:

Signature:

Date:

Adopted: 7.14.2026